Exhibit 3.1

STATE OF DELAWARE

Certificate of Conversion

from a NON-delaware CORPORATION

to a delaware CORPORATION

pursuant to Section 265 OF THE DELAWARE GENERAL CORPORATION LAW

1.	The jurisdiction where the non–Delaware corporation first formed is Ohio.
2.	The jurisdiction immediately prior to filing this Certificate of Conversion is Ohio.
3.	The date the non–Delaware corporation first formed is February 4, 1963.
4.	The name of the non–Delaware corporation immediately prior to filing this Certificate of Conversion is Agilysys, Inc.
5.	The name of the Delaware corporation as set forth in the Certificate of Incorporation is Agilysys, Inc.
6.	This Certificate of Conversion is to become effective upon filing.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non–Delaware Corporation has executed this Certificate of Conversion on this 2nd day of February, 2022.

AGILYSYS, INC., an Ohio corporation

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Senior Vice President, General
Counsel and Secretary